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                                                                     EXHIBIT 2.4

                             IN THE CIRCUIT COURT OF THE
                            SECOND JUDICIAL CIRCUIT IN AND
                               FOR LEON COUNTY, FLORIDA

                                   CASE NO.: 97-997


THE STATE OF FLORIDA, ex Rel.
The Department of Insurance,

         Relator,

vs.

PCA PROPERTY & CASUALTY
INSURANCE COMPANY,

         Respondent.

                        /

                                    CONSENT ORDER

    THIS CAUSE came on for consideration of the Joint Report to the Court and Supplemental Agreement, filed on June 3, 1997 by and between PCA PROPERTY & CASUALTY INSURANCE COMPANY ("PCA P&C") and the FLORIDA DEPARTMENT OF INSURANCE ("The Department"). After a complete review of the record, the Court finds that, in the best interests of the policyholders of PCA P&C, this Consent Order should be approved and adopted by this Court, and further finds as follows:

    1. The Joint Report to the Court and Supplemental Agreement, attached hereto as Exhibit "A", is hereby approved, incorporated herein by reference and made a part of this Consent Order.

    2. All previous orders, including all injunctions provided for in the Order to Show Cause entered on February 25, 1997, shall remain in full force and effect until further order of the Court. The Court expressly retains jurisdiction to enforce the Supplemental Agreement and this Consent Order by appropriate motion.

    DONE AND ORDERED in Chambers at the Leon County Courthouse, Tallahassee, Leon County, Florida this 3rd day of June, 1997.


                                  CIRCUIT COURT JUDGE


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                                 ACCEPTED AND AGREED

DeZayas, O'Naughten, Diaz & De Cordoba
Attorneys for the Department
Suite 1100 Gray Bay Plaza
2665 South Bayshore Drive
Coconut Grove, Florida 33133
Telephone: (305) 285-0800

By:
Manual A. Diaz (Fla Bar 310514)

Katz, Kutter, Haigler, Alderman
Marks, Bryant & Yon, P.A.
Attorneys for PCA P&C
106 East College Avenue
Tallahassee, FL 32301
Telephone: (904) 224-9634

By:
Gary P. Timin (Fla Bar 439071)

                             IN THE CIRCUIT COURT OF THE
                            SECOND JUDICIAL CIRCUIT IN AND
                               FOR LEON COUNTY, FLORIDA

                                   CASE NO.: 97-997


THE STATE OF FLORIDA, ex Rel.
The Department of Insurance,

         Relator,

vs.

PCA PROPERTY & CASUALTY
INSURANCE COMPANY,

         Respondent.

                        /

                 JOINT REPORT TO THE COURT AND SUPPLEMENTAL AGREEMENT


    COME NOW the FLORIDA DEPARTMENT OF INSURANCE ("the Department"), and PCA PROPERTY & CASUALTY INSURANCE COMPANY ("PCA P&C"), to report to the Court on their progress since the Forbearance Agreement dated May 2, 1997 (the "Forbearance Agreement") and Consent Order of even date therewith approving same (the "Consent Order"), in which PCA P&C consented to the appointment of the Department as receiver upon request of the Department at any time after June 2, 1997, unless certain conditions were met. PCA P&C and the Department now report the following, and jointly petition the Court for approval of the supplemental agreement set forth herein (capitalized terms not otherwise defined herein shall have the same meaning as is ascribed to them in the Forbearance Agreement):

                                       RECITALS

    A. The Consent Order provided in paragraph 4, "In THE EVENT THAT, ON OR BEFORE JUNE 2, 1997, PCA [P&C] SUBMITS TO THE DEPARTMENT AN AGREEMENT, RECAPITALIZATION, OR OTHER TRANSACTION PROVIDING FOR THE FULL GUARANTEE OF TIMELY PAYMENT OF ALL KNOWN OR POTENTIAL CLAIMS OF PCA[P&C], AND WHICH AGREEMENT...IS ACCEPTABLE TO THE DEPARTMENT, IN ITS SOLE AND ABSOLUTE DISCRETION (PROVIDED, HOWEVER, THAT THE DEPARTMENT SHALL ACT IN GOOD FAITH AND NOT ARBITRARILY), THE DEPARTMENT SHALL NOT PROCEED WITH REHABILITATION, LIQUIDATION, OR ANY OTHER FORM OF RECEIVERSHIP AT THAT TIME."

    B. On or before June 2, 1997, PCA P&C submitted to the Department the duly executed AGGREGATE EXCESS OF LOSS REINSURANCE AGREEMENT (the "Centre Re Treaty") between the Centre Reinsurance Company of New York ("Centre Re") and PCA P&C, agreed to by PCA Solutions, Inc. ("Solutions") and Physician Corporation of America ("PCOA", the parent corporation of PCA P&C) attached hereto as Exhibit A together with the other agreements referred to therein.

    C. On or before June 2, 1997, PCOA also submitted to the Department the duly executed AGREEMENT AND PLAN OF MERGER between PCOA and Humana, Inc. and Humnov, Inc., its wholly owned subsidiary (together "Humana") a copy of which is attached hereto as Exhibit B (the "Merger Agreement").

    D. Although the transactions contemplated by the Centre Re Treaty and the Merger Agreement have not yet been consummated, and the funding is not yet available for the Centre Re Treaty, the Department has determined that PCOA's progress toward fulfillment of the conditions in the Forbearance Agreement and the Consent Order is sufficient to justify extending the period of forbearance from enforcement of the Consent Order, and that it is in the best interest of the PCA P&C policyholders and insureds and in the public interest to provide for a reasonable period to allow the transactions provided for by the Merger Agreement and the Centre Re Treaty to close.

    E. The Department, PCA P&C and PCOA have agreed that, subject to the continued effectiveness of the Forbearance Agreement and the non-enforcement of the Consent Order such that the Department has not been appointed receiver of PCA P&C, upon the consummation of the transactions contemplated by the Merger Agreement and the Centre Re Treaty, the Department, Humana, PCA P&C, PCOA, and Solutions, and Centre Re will execute an Administrative Consent Order substantially in the form attached hereto as Exhibit C.


                                      AGREEMENT


    Therefore, the Department, PCOA, PCA Solutions and PCA P&C agree that:

    1. Subject to the terms of this Joint Report to the Court and Supplemental Agreement, the Department will not seek enforcement of the Consent Order or appointment as receiver so long as:

    (a) PCA P&C and Centre Re are meeting their financial obligations to claimants and creditors of PCA P&C;

    (b) The Center Re Treaty, the Merger Agreement and all other agreements provided for therein to be executed on or before the date hereof (collectively, the "Transaction Agreements") are duly executed and delivered by the parties thereto and continue to remain in full force and effect as executed and delivered to the Department as of the date hereof (except to the extent otherwise consented to in writing by the Department prior to such modification or termination);

    (c) There does not occur any event which would constitute an Event of Default under any of the Transaction Agreements or which, with the passage of time or giving of notice or both, would constitute an Event of Default thereunder,

    (d) There does not occur a material, adverse change in the financial or business condition of PCA P&C, Solutions or Centre Re; and

    (e) The parties to the Merger Agreement and the Centre Re Treaty continue to pursue diligently the actions required to obtain necessary approvals and consents for the consummation of the transactions contemplated thereby and the Department determines in its sole and absolute discretion that such approvals are reasonably expected to be obtained on or before October 31, 1997.


    2. The Department shall be entitled, at its option, to enforce the Consent Order and cause the appointment of a receiver for PCA P&C in accordance with the terms of the Consent Order and the Forbearance Agreement if the Department in its sole and absolute discretion determines that any of the following events shall have occurred (and in all events, within five business days after notice):

    (a)  Any of the provisions of paragraph 1 above shall not be complied with;

    (b) The transactions contemplated by the Centre Re Treaty or the Merger Agreement shall not have been consummated on or before October 31, 1997;

    (c) Any application, request or petition for any consent or approval necessary for the consummation of the transactions contemplated by the Transaction Agreements is denied by final agency action; or

    (d) Any representation or warranty made in this Joint Report to the Court and Supplemental Agreement shall prove to be materially inaccurate.

    3. Until the final closing, the Department will continue to monitor the operations of PCA P&C, although it will adjust its oversight of the investments and claims approval process otherwise required under the Forbearance Agreement to the extent such adjustment is appropriate in order to permit PCA P&C to comply with the terms of the Centre Re Treaty and any agreements referred to therein, and that the provisions of the Centre Re Treaty with respect to investment management and claim payments shall control unless the Department determines either that the terms of the Centre Re Treaty are not being effectuated or that the management practices with respect to the assets or claims of PCA P&C are hazardous to the policyholders or the public. If such determination is made by the Department, the Department shall give notice to Humana, Centre Re, PCOA and PCA P&C, and give Centre Re and/or PCOA and/or PCA P&C five business days in which to cure any such practice before taking further action. In addition, any announcements or press releases relating to the Centre Re Treaty, the Merger Agreement or the transactions contemplated thereby shall be subject to the prior written consent of the Department.

    4. Provided that the Department has not requested the appointment of a receiver for PCA P&C or otherwise sought enforcement of the Consent Order, upon the consummation of the transactions contemplated by the Centre Re Treaty and the Merger Agreement, the Department shall enter into the administrative consent order substantially in the form attached hereto as Exhibit C (the "Administrative Consent Order"), and this proceeding shall be dismissed or abated. In the event that PCA P&C, PCOA, or Humana shall be entitled, without notice or hearing, to the appointment of a receiver for PCA P&C and enforcement of the Consent Order in accordance with the terms of such Consent Order and the Forbearance Agreement.

    5.   PCOA and PCA P&C represent and warrant to the Department that:

    (a) Provided that the transactions contemplated by the Centre Re Treaty are consummated, the Centre Re Treaty constitutes the full guarantee of timely payment of all known or potential claims of PCA P&C within the meaning of the Consent Order.

    (b) The Transaction Agreements have been duly executed and delivered by the parties thereto, and subject to the conditions thereof, constitute the legal and binding obligations of the parties thereto.

    6. PCOA, all of its related companies, and their respective officers, and directors will cooperate in the Department's investigation of the assessable workers' compensation business in Florida by furnishing such information in their possession as the Department requests, including, but not limited to, copies of pleadings filed in litigation with third parties. Such information will be held in confidence if permitted by law.

    7. PCA P&C agrees to pay on demand statements presented by the Department relating to its expenses incurred pursuant to the Forbearance Agreement.

    8. PCOA agrees to continue to keep the Department informed of its progress toward closing both the Merger Agreement and the Centre Re Treaty, and to notify the Department immediately in the case of any material complication in meeting conditions required by these agreements. Without limiting the generality of the foregoing, PCOA shall provide the Department with a comprehensive schedule and proposed timeline of all consents necessary to consummate the transactions contemplated by the Merger Agreement on or before June 6, 1997, and shall report thereafter the progress being made in respect of obtaining such consents and approvals as follows:

    (a)  weekly reports regarding SEC and state regulatory approvals; and

    (b) monthly meetings (on the 15th day of each month following the date of this Joint Report to the Court and Supplemental Agreement) regarding compliance with the requirements of paragraph 1 above.

    9. The Department authorizes the actions required to be taken pursuant to the Center Re Treaty and the agreements incorporated therein to be done by PCA P&C, PCOA, PCA Solutions and Center Re upon the Execution Date as defined by the Center Re Treaty. Notwithstanding anything to the contrary provided in any of the Subject Transactions, the parties to the Merger Agreement shall be required to comply with all regulatory provisions for the filing and approval process normally required for a change in control under the Florida Insurance Code, and nothing herein shall be deemed to constitute a waiver or any such requirement or the approval of any transaction contemplated by the Merger Agreement. Further, nothing herein shall be construed as a waiver of any claim the Department may have in respect of PCA P&C or any other person.

    10. The Forbearance Agreement is hereby ratified and affirmed to the extent not specifically modified hereby. without limiting the generality of the foregoing, the parties acknowledge that the Department, in addition to its statutory immunity, shall have no liability of any kind with respect to the subject matter of the Forbearance Agreement, as amended hereby. Other than extending the period of forbearance as set forth herein, the Department is under no obligation or duty to take any action whatsoever with respect to the Forbearance Agreement, as amended, and no implied duties or obligations shall be imposed upon the Department hereunder. For purposes of this provision, the Department shall mean and include its employees and agents.

                                 ACCEPTED AND AGREED

DeZayas, O'Naughten, Diaz & De Cordoba
Attorneys for the Department
Suite 1100 Gray Bay Plaza
2665 South Bayshore Drive
Coconut Grove, Florida 33133
Telephone: (305) 285-0800

By:
Manual A. Diaz (Fla Bar 310514)

Katz, Kutter, Haigler, Alderman
Marks, Bryant & Yon, P.A.
Attorneys for PCA P&C
106 East College Avenue
Tallahassee, FL 32301
Telephone: (904) 224-9634

By:
Gary P. Timin (Fla Bar 439071)